UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 19, 2017

Date of Report (Date of earliest event reported)

Apollo Global Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9 West 57th Street, 43rd Floor
New York, New York 10019
(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2017, Apollo Global Management, LLC (the “Company”) entered into a letter agreement with John Suydam, Chief Legal Officer of the Company, providing the terms of his continued employment by the Company (the “Employment Agreement”). The terms of the Employment Agreement are substantially similar to the terms of Mr. Suydam’s previous employment arrangements with the Company.

Pursuant to the Employment Agreement, Mr. Suydam is entitled to receive an annual base salary at the rate of $2,000,000, and an annual equity-based award having an aggregate value of $500,000, which shall vest in equal annual installments over a three-year period. Mr. Suydam is entitled to participate in the Company’s employee benefit programs that generally are offered to similarly situated employees from time to time. If Mr. Suydam’s employment is terminated by the Company without cause or he resigns for good reason, the Company will pay him six months’ base pay and health insurance premiums for six months following his departure.

In addition, until one year after his employment terminates, Mr. Suydam is required to refrain from (1) soliciting or inducing clients, investors and other third parties to terminate their relationships with the Company, (2) interfering with or damaging Company business relationships, and (3) engaging in, entering the employ of, or acquiring a material financial interest in any competitive business.

The description of the terms of the Employment Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q report for the fiscal quarter ending September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date: July 25, 2017	By:	/s/ Martin Kelly
Martin Kelly
Chief Financial Officer